As filed with the Securities and Exchange Commission on May 6, 1999

                                                      Registration No. 333-72873
===============================================================================



                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                 AMENDMENT NO. 1

                                       TO

                                    FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933




                           PALATIN TECHNOLOGIES, INC.

             (Exact name of registrant as specified in its charter)


             DELAWARE                                   95-4078884
   (State or other jurisdiction             (I.R.S. Employer Identification No.)
 of incorporation or organization)

                         214 CARNEGIE CENTER, SUITE 100

                               PRINCETON, NJ 08540

                                 (609) 520-1911

          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                                               COPY TO:
EDWARD J. QUILTY, CHAIRMAN OF THE BOARD,                  FAITH L. CHARLES
 PRESIDENT AND CHIEF EXECUTIVE OFFICER                   GRAHAM & JAMES LLP
   214 CARNEGIE CENTER, SUITE 100                   885 THIRD AVENUE, 21ST FLOOR
        PRINCETON, NJ 08540                           NEW YORK, NY 10022-4834
           (609) 520-1911                                  (212) 848-1000

  (Name, address, including zip code,
and telephone number including area code, of agent for service)

                         -----------------------------

           APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: from time to time, following the effective date of this registration statement.

           If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. []

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. []

                         CALCULATION OF REGISTRATION FEE

--------------------------- ----------------------- -------------------------- ---------------------------- -----------------------
  Title of each class of                                Proposed maximum
     securities to be       Amount to be registered  offering price per share  Proposed maximum aggregate   Amount of registration
        registered                                             (1)                  offering price (1)              fee*
--------------------------- ------------------------ ------------------------- ---------------------------- -----------------------
Common stock                     2,181,018 Shares            $4.4375                  $9,678,267.38               $2,690.56
--------------------------- ------------------------ ------------------------- ---------------------------- -----------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, and based on the average of the high and low prices of the registrant's common stock reported on The Nasdaq SmallCap MarketK on February 17, 1999.


        Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such indeterminable additional shares as may become issuable as a result of any future stock splits, stock dividends or similar transactions.

*Previously paid.



           THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                   SUBJECT TO COMPLETION, DATED MAY 6, 1999

                                                                      PROSPECTUS
                                [GRAPHIC OMITTED]




                           PALATIN TECHNOLOGIES, INC.



                        2,181,018 SHARES OF COMMON STOCK





Selling stockholders identified in this prospectus may sell up to 2,181,018 shares of common stock of Palatin Technologies, Inc.


Our common stock is listed on the Nasdaq SmallCap MarketSM under the symbol PLTN. On April 30, 1999, the closing price of the common stock was $6 3/16.


INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 4.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                  The date of this prospectus is May __, 1999.

                                TABLE OF CONTENTS



Prospectus Summary...........................................................3


Risk Factors.................................................................4

Note Concerning Forward Looking Statements...................................9

Where You Can Find More Information.........................................10

Incorporation by Reference..................................................10

Use of Proceeds.............................................................11

Selling Stockholders........................................................11

Plan of Distribution........................................................17

Legal Matters...............................................................18

Experts.....................................................................18

                               PROSPECTUS SUMMARY



           THIS IS A SUMMARY OF OUR BUSINESS AND THIS OFFERING. FOR A MORE COMPLETE UNDERSTANDING OF OUR BUSINESS AND THIS OFFERING, YOU SHOULD READ THE ENTIRE PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE.

PALATIN'S BUSINESS

           We are in the early stages of developing pharmaceutical products and technologies. We are concentrating our efforts on the following:

            LEUTECH(TM), a diagnostic imaging product used to image and locate the site of infection or inflammation within the body. We have completed clinical trials with LeuTech for the diagnosis of appendicitis and expect to file an application with the FDA (the United States Food and Drug Administration) for approval to market LeuTech for diagnosis of appendicitis. We are conducting additional clinical trials with LeuTech to diagnose bone infections. We believe that LeuTech can also be used to diagnose a wide range of other infections. These include infections of the intra-abdominal area, such as intestinal, spleen, liver or urinary tract infections, as well as bone, prosthetic (artificial body part) and other infections.

            PT-14, a drug to treat sexual dysfunction, primarily male erectile dysfunction. PT-14 is a stabilized peptide (short chain of amino acids) that works like a natural hormone. PT-14 is in the early stages of clinical trials.

            MIDAS(TM) (for Metal Ion-induced Distinctive Array of Structures), a peptide technology which may be useful to develop drugs to treat diseases or for diagnostic imaging. We are engaged in research and development of this technology to diagnose infections and to treat obesity. We believe that this technology may have applications in a variety of other areas, including immune disorders, cancers and cardiology.



        The address of our principal executive office is 214 Carnegie Center, Suite 100, Princeton, NJ 08540. Our telephone number is (609) 520-1911.




THE OFFERING

           The selling stockholders may sell their shares according to the plan of distribution described on page 17. We will not receive any proceeds from the sale of these shares.

                                  RISK FACTORS


           Investing in Palatin's stock is highly speculative and risky. You should be able to bear a complete loss of your investment. Before making an investment decision, you should carefully consider the following risk factors, together with other information contained or incorporated by reference in this prospectus. If any event or circumstance described in the following risk factors actually occurs, it could materially adversely affect our business, financial condition or results of operations. The risks and uncertainties described below are not the only ones which Palatin faces. There may be additional risks and uncertainties not presently known to us or that we currently believe are immaterial which could also have a negative impact on our business, financial condition, or results of operations.





DEVELOPMENT AND COMMERCIALIZATION OF OUR PROPOSED PRODUCTS AND TECHNOLOGIES INVOLVES A LENGTHY, COMPLEX AND COSTLY PROCESS AND WE MAY NEVER DEVELOP OR COMMERCIALIZE ANY PRODUCTS.

           Our proposed products are at various stages of research and development and may never be successfully developed or commercialized. LeuTech will require final regulatory approval to market it for diagnosis of appendicitis, as well as additional clinical trials for other indications. PT-14 and MIDAS technology will require significant further research, development and testing. You should evaluate us in light of the uncertainties, delays, difficulties and expenses commonly experienced by early stage pharmaceutical companies, which generally include unanticipated problems and additional costs relating to:

              o   the development and testing of products in animals and humans

              o   product approval or clearance

              o   regulatory compliance

              o   good manufacturing practices

              o   product introduction

              o   marketing and competition



WE EXPECT OUR LOSSES TO INCREASE OVER THE NEXT SEVERAL YEARS AND WE MAY NEVER BECOME PROFITABLE.

           We have never been profitable and we may never become profitable. As of December 31, 1998, we had an accumulated deficit of approximately $28,474,687. We anticipate substantial and increasing losses over the next several years as we commence manufacturing and marketing LeuTech (if regulatory approval is obtained), expand clinical trials for LeuTech's other indications and for PT-14, and continue research and development of PT-14 and MIDAS technology.

IF WE DO NOT OBTAIN ADDITIONAL FUNDS QUICKLY OUR BUSINESS WILL SUFFER.

           We are currently spending approximately $850,000 each month on research, development and administrative costs. Based on that expenditure level, we currently have enough money to continue operations through May 31, 1999. If adequate funds are not available when needed, we may be forced to cease operating, or cut back on one or more of our research and development programs.



WE EXPECT TO SELL ADDITIONAL EQUITY SECURITIES WHICH WOULD CAUSE DILUTION.

           We expect to sell more equity securities in the future to obtain operating funds. We may sell these securities at a discount to the market price. Any future sales of equity securities will dilute the holdings of existing stockholders, possibly reducing the value of your investment.



WE COULD LOSE OUR RIGHTS TO LEUTECH AND PT-14.

          Our rights to a key monoclonal (from a single cell line) antibody used in LeuTech and its parent cell line are dependent upon an exclusive license agreement with The Wistar Institute of Biology and Anatomy. Our rights to PT-14 are dependent upon an exclusive license agreement with Competitive Technologies, Inc. These agreements contain specific performance criteria and require us to pay royalties and make milestone payments. Failure to meet these requirements, or any other event of default under the license agreements, could lead to termination of the license agreements. If a license agreement is terminated we may be unable to make or market the covered product.



THE FDA MAY NOT APPROVE THE MARKETING OF LEUTECH FOR DIAGNOSIS OF APPENDICITIS, WHICH WOULD ADVERSELY AFFECT OUR BUSINESS.

           We recently completed clinical trials with LeuTech for the diagnosis of appendicitis and expect to file an application with the FDA for approval to market LeuTech for diagnosis of appendicitis. Preparation of the LeuTech license application and subsequent FDA review can be a long, expensive and uncertain process. The application must demonstrate that LeuTech has met rigorous standards of safety, efficacy and manufacturing before it can be approved by the FDA for commercial use. The failure to obtain regulatory approval of LeuTech, or delays in obtaining regulatory approval of LeuTech, would adversely affect our business.



WE DEPEND ON CONTRACT MANUFACTURERS FOR THE PRODUCTION OF LEUTECH, SO WE DO NOT HAVE CONTROL OVER WHAT WE EXPECT WILL BE A KEY PART OF OUR BUSINESS.

           We have no ability or capacity to manufacture LeuTech and are solely dependent on Dutch State Mines of the Netherlands, a contract manufacturer, for the manufacture of the monoclonal antibody used in LeuTech. The failure of our manufacturer to supply the monoclonal antibody, a key component of LeuTech, on a timely basis or at all, could force us to seek alternative sources of supply and could interfere with our ability to deliver product on a timely basis. Establishing relationships with new suppliers, any of whom must be FDA-approved, can be a time-consuming and costly process.



WE HAVE LIMITED EXPERIENCE IN MARKETING, DISTRIBUTING AND SELLING PHARMACEUTICAL PRODUCTS AND WE MAY BE UNABLE TO ESTABLISH SUCCESSFUL MARKETING, DISTRIBUTION AND SELLING CAPABILITIES FOR LEUTECH.

           If LeuTech is approved for marketing by the FDA, we will have to develop a sales force and/or rely on arrangements with others to market, sell and distribute LeuTech. We cannot predict whether we will be able to establish marketing, distribution, and sales capabilities or arrange with third parties to perform such activities on acceptable terms. If we rely on others for any or all of these activities, we will have limited control over the results. If we are unable to establish the necessary marketing capability, whether directly or through others, our business will be adversely affected.



COMPETING PRODUCTS AND TECHNOLOGIES MAY MAKE LEUTECH AND OUR OTHER POTENTIAL PRODUCTS NONCOMPETITIVE.

           We are aware of one company developing an antibody-based product which may compete with LeuTech as to certain indications. The competing product is marketed in some European countries and regulatory approval is pending in the United States. We are also aware of at least one other company developing a peptide-based product which may also compete with LeuTech as to certain indications. In addition, other technologies may also be used to diagnose appendicitis, including CT (computerized tomography) scan and ultrasound technologies.

           The pharmaceutical industry is highly competitive. We are likely to encounter significant competition with respect to LeuTech and our other potential products. Many of our competitors have substantially greater financial and technological resources than we do. Many of them also have significantly greater experience in research and development, marketing, distribution and sales than we do. Accordingly, our competitors may succeed in developing, marketing, distributing and selling products and underlying technologies more rapidly than we can, and these products or technologies may be more effective and useful and less costly than LeuTech or our other potential products. Academic institutions, hospitals, governmental agencies and other public and private research organizations are also conducting research and seeking patent protection and may develop competing products or technologies on their own or through strategic alliances or collaborative arrangements.



CONTAMINATION OR INJURY FROM HAZARDOUS MATERIALS COULD RESULT IN LIABILITY EXCEEDING OUR FINANCIAL RESOURCES.

           Our research and development involves the use of hazardous materials and chemicals, including radioactive compounds. We cannot completely eliminate the risk of contamination or injury from these materials. In the event of contamination or injury, we may be responsible for any resulting damages. Damages could be significant and could exceed our financial resources, including the limits of our insurance.



IF A COURT DETERMINES THAT A PRODUCT OF OURS INFRINGES THE PATENT OF ANOTHER, WE COULD BE PREVENTED FROM SELLING OUR PRODUCT AND MAY HAVE TO PAY SUBSTANTIAL COSTS.

           There may be existing United States or foreign patents of others which we have not identified that could interfere with our right to make or sell our products. It is also possible that patents may issue in the future which could interfere with our right to make or sell our products. If a patent dispute arises, we may (1) incur significant litigation expenses, (2) have to pay license fees and/or damages, and (3) have to stop developing the technology and stop selling or making the product involved in the dispute.



WE RELY HEAVILY ON THE SPECIALIZED SKILLS OF MANAGEMENT, PERSONNEL AND OUTSIDE CONSULTANTS.

           We are highly dependent upon the efforts of our management. The loss of the services of one or more members of our management could impede the achievement of our objectives. In addition, our development programs require specialized scientific skills and detailed knowledge of the extensive government regulations affecting our products and procedures. We are highly dependent upon our ability to attract and retain qualified scientific and technical personnel. We also rely on outside consultants for expertise in clinical management, manufacturing, and certain aspects of regulatory approval. The departure of any of our scientific or technical personnel, or the unavailability of any of these outside consultants, could result in costly delays in our development programs.



CONFLICTS OF INTEREST MAY ARISE BECAUSE SOME OF OUR OFFICERS, DIRECTORS AND CONSULTANTS WORK FOR OTHER COMPANIES.

           Some of our officers, directors and consultants currently serve and will continue to serve as officers, directors or consultants of other pharmaceutical or biotechnology companies, or investment banking, venture capital or similar companies. In particular, Edward J. Quilty, our principal executive officer and a director, and Stephen T. Wills, our chief financial officer, hold similar positions with Derma Sciences, Inc., a publicly traded company in the business of selling wound care devices. Carl Spana, Ph.D., our chief technology officer and a director, is a director of Avax Technologies, Inc., a publicly traded medical technology company. It is possible that such other companies will have interests which conflict with our interests, in which case we may lose business opportunities and/or the services of one or more officers, directors or consultants.



WE EXPECT OUR STOCK PRICE TO REMAIN VOLATILE.

           Over the last twelve months our stock price ranged from $1.375 to $9.063 and we expect it to remain volatile. A variety of factors may affect the market price of our common stock. These include, but are not limited to:

                o       continued operating losses

                o announcements of technological innovations or new therapeutic products

                o announcement or termination of collaborative relationships by us or our competitors

                o       FDA approval or disapproval for marketing LeuTech

                o       governmental regulation

                o       clinical trial results

                o       developments in patent or other proprietary rights

                o       public concern as to the safety of products we develop

                o       general market conditions



THE TRADING VOLUME IN OUR STOCK IS LOW AND A MORE ACTIVE TRADING MARKET MAY NEVER DEVELOP.

           Over the last twelve months, the average daily trading volume in our common stock was 46,687 shares and the average number of transactions per day was 49. This low average volume and low average number of transactions per day may affect the ability of our stockholders to sell their shares in the public market at prevailing prices. We do not know whether a more active trading market will develop in the future.



CONCENTRATION OF OWNERSHIP COULD DELAY OR PREVENT A CHANGE IN CONTROL.

           Our executive officers, directors and five percent (5%) or greater stockholders together currently control approximately 47% of our voting securities. In addition, these individuals and entities hold options or warrants to acquire a significant number of voting securities. These stockholders, acting together, will be able to influence and possibly control most matters submitted for approval by our stockholders, including the election of directors, delaying or preventing a change of control, and the consideration of transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.



INVESTORS IN THIS OFFERING WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION.

           As of December 31, 1998, we had a net tangible book value of approximately $1,564,701, or approximately $0.21 per share of common stock, assuming conversion of all outstanding preferred stock and no exercise of any warrants or options. The net tangible book value per share is substantially less than the current market price per share. If, and to the extent that, the purchase price per share paid by investors in this offering is greater than the net tangible book value per share, investors will suffer dilution.

THE VALUE OF YOUR SHARES MAY DECREASE IF OTHER SECURITYHOLDERS CONVERT OR EXERCISE THEIR SECURITIES.

        As of April 30, 1999, approximately 1,544,480 shares of common stock are issuable on conversion of outstanding convertible preferred stock for no further consideration, and approximately 2,613,480 shares are issuable on exercise of warrants and options at exercise prices ranging from $.22 per share to $21.70 per share. If the holders convert or exercise these securities, you may experience dilution in the net tangible book value and earnings per share of your common stock. In addition, the sale or availability for sale of these shares in the marketplace could depress our stock price. All of these shares issuable upon conversion or exercise of these securities have been, or will at the time of exercise or conversion be, registered for resale. As a result, these shares could immediately be resold, resulting in significant downward pressure on our stock price.



INVESTORS SHOULD BE AWARE OF INDUSTRY-WIDE RISKS WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

      In addition to the risks associated specifically with Palatin described above, investors should also be aware of other general risks associated with drug development and the pharmaceutical industry. These include but are not limited to:

            o  success of clinical trials

            o  recall of products

            o  acceptance of products by the medical community

            o  availability of third party reimbursement

            o  insuring against product liability claims

            o  Year 2000 problems in computer systems




                   NOTE CONCERNING FORWARD LOOKING STATEMENTS


           We make forward-looking statements in this prospectus and the documents we incorporate by reference. Sometimes these statements contain words such as "anticipates," "plans," "intends," "expects" and similar expressions to identify forward-looking statements. These statements are not guarantees of our future performance. Our business involves known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from what we say in this prospectus and in the documents we incorporate by reference. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We will not revise these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                       WHERE YOU CAN FIND MORE INFORMATION

           We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, commonly called the SEC. You can read and copy any document we file at the SEC's public reference rooms in Washington, DC, New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. Our SEC filings are also available to the public from the SEC's website at "http://www.sec.gov".

           In addition, you can read and copy our SEC filings at the National Association of Securities Dealers, Inc. at 1735 K Street NW, Washington, DC 20006.


                           INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (File No. 0-22686) we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:


     o  Our current report on Form 8-K dated April 30, 1999, filed on May 5,
        1999.

     o Our quarterly report on Form 10-QSB for the quarter ended December 31, 1998, filed on February 16, 1999;

     o Our quarterly report on Form 10-QSB for the quarter ended September 30, 1998, filed on November 16, 1998;

     o Our amended annual report on Form 10-KSB/A for the year ended June 30, 1998, filed on October 2, 1998;

     o Our annual report on Form 10-KSB for the year ended June 30, 1998, filed on September 28, 1998; and

     o The description of our common stock contained in our registration statement on Form 8-A filed on October 22, 1993.

You may request a copy of these filings, at no cost, by writing or telephoning our vice president and chief financial officer at the following address:


                               Stephen T. Wills
                               Vice President and CFO
                               Palatin Technologies, Inc.
                               214 Carnegie Center, Suite 100
                               Princeton NJ 08540
                               Telephone (609) 520-1911

                                 USE OF PROCEEDS


           We will not receive any proceeds from the sale of common stock by the selling stockholders. All proceeds from the resale of such shares will go to the selling stockholders. See "Selling Stockholders" and "Plan of Distribution" below.




                              SELLING STOCKHOLDERS

           From December 31, 1998 through February 8, 1999, we issued an aggregate of 939,250 of the shares of common stock offered by this prospectus in a private placement to certain selling stockholders.

           We will issue 939,250 of the shares offered by this prospectus to certain selling stockholders upon exercise of five-year warrants issued in the private placement.

           We will issue 254,600 shares offered by this prospectus to certain selling stockholders upon exercise of additional five-year warrants issued in connection with the private placement.

           As of the date of this prospectus, no selling stockholder has exercised any warrants.

           We issued 47,918 shares covered by this prospectus to Edward J. Quilty on the exercise of stock options in November 1996 and April 1997.

           The table below lists the selling stockholders and information regarding their beneficial ownership of common stock as of April 30, 1999. Beneficial ownership includes stock which the selling stockholder can acquire on conversion of Series A preferred stock or on exercise of warrants or options exercisable currently or within 60 days after April 30, 1999.

           The information provided in the table below is from the selling stockholders, reports furnished to us under rules of the SEC, and our stock ownership records.

           Except as noted in the footnotes, the amounts set forth in the column "Total shares owned before offering" consist one-half of shares of common stock issued in the private placement and one-half of shares issuable on exercise of warrants issued in the private placement, all registered for resale in this offering.

           Except as noted in the footnotes, no selling stockholder has had, within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates.

--------------------------------------- ----------------- -------------- -------------- ----------------- ------------
                                                                                          TOTAL SHARES
                                                                                             OWNED
                                                                                             AFTER
                                             TOTAL                                          OFFERING
                                             SHARES          PERCENT        SHARES       (ASSUMES SALE       PERCENT
                                             OWNED            OWNED         OFFERED      OF ALL SHARES        OWNED
                                             BEFORE          BEFORE           FOR           OFFERED           AFTER
NAME OF SELLING STOCKHOLDER                 OFFERING        OFFERING        RESALE        FOR RESALE)       OFFERING
--------------------------------------- ----------------- -------------- -------------- ----------------- ------------

Bios Equity Fund L.P.                             75,000      1.1%              75,000                 0        *
--------------------------------------- ----------------- -------------- -------------- ----------------- ------------
Clearwater Fund I                                250,000      3.7%             250,000                 0        *
--------------------------------------- ----------------- -------------- -------------- ----------------- ------------
Archibald Cox, Jr. (1)                           142,735      2.1%             100,000            42,735        *
--------------------------------------- ----------------- -------------- -------------- ----------------- ------------
Lauren Fischer (2)                                 2,218        *                  981             1,237        *
--------------------------------------- ----------------- -------------- -------------- ----------------- ------------
Albert Fried, Jr. (3)                            874,102      12.0%            550,000           324,102       4.5
--------------------------------------- ----------------- -------------- -------------- ----------------- ------------
Greenlight Capital, L.P.                          15,200        *               15,200                 0        *
--------------------------------------- ----------------- -------------- -------------- ----------------- ------------
Greenlight Capital Offshore, Ltd.                 15,600        *               15,600                 0        *
--------------------------------------- ----------------- -------------- -------------- ----------------- ------------
Greenlight Capital Qualified, L.P.                19,200        *               19,200                 0        *
--------------------------------------- ----------------- -------------- -------------- ----------------- ------------
J. F. Shea Co., Inc. (4)                         256,837      3.7%             150,000           106,837       1.6%
--------------------------------------- ----------------- -------------- -------------- ----------------- ------------
Scott Katzmann (5) (6)                            76,797      1.1%              32,050            44,747        *
--------------------------------------- ----------------- -------------- -------------- ----------------- ------------
Donald R. Kendall, Jr. (7)                        55,341        *               50,000             5,341        *
--------------------------------------- ----------------- -------------- -------------- ----------------- ------------
John Knox (5) (8)                                  5,909        *                  981             4,928        *
--------------------------------------- ----------------- -------------- -------------- ----------------- ------------
Ewa Lipton                                        50,000        *               50,000                 0        *
--------------------------------------- ----------------- -------------- -------------- ----------------- ------------
M.S.B. Research, Inc.                            150,000      2.2%             150,000                 0        *
--------------------------------------- ----------------- -------------- -------------- ----------------- ------------
Siegfried Mangels (9)                             17,700        *               12,500             5,200        *
--------------------------------------- ----------------- -------------- -------------- ----------------- ------------
Timothy McInerney  (5) (10)                      141,498      2.1%              39,375           102,123       1.5%
--------------------------------------- ----------------- -------------- -------------- ----------------- ------------
Michael C. Miles                                  25,000        *               25,000                 0        *
--------------------------------------- ----------------- -------------- -------------- ----------------- ------------
Guarantee & Trust Company Trustee FBO             50,000        *               50,000                 0        *
Steven M. Oliveira IRA
--------------------------------------- ----------------- -------------- -------------- ----------------- ------------
Osterweis Revocable Trust  (11)                   30,341        *               25,000             5,341        *
--------------------------------------- ----------------- -------------- -------------- ----------------- ------------
Pace Partners, L.P.                              100,000      1.5%             100,000                 0        *
--------------------------------------- ----------------- -------------- -------------- ----------------- ------------
Anthony J. Pace IRA                               50,000        *               50,000                 0        *
--------------------------------------- ----------------- -------------- -------------- ----------------- ------------
John Papadimitropoulos (5)                           981        *                  981                 0        *
--------------------------------------- ----------------- -------------- -------------- ----------------- ------------
Porter Partners, LP  (12)                        242,000      3.5%             210,000            32,000        *
--------------------------------------- ----------------- -------------- -------------- ----------------- ------------
Edward J. Quilty (13)                            364,154      5.2%              47,918           316,236       4.5%
--------------------------------------- ----------------- -------------- -------------- ----------------- ------------
Mark Rogers, M.D. (14)                             6,000        *                6,000                 0        *
--------------------------------------- ----------------- -------------- -------------- ----------------- ------------

                                       12

--------------------------------------- ----------------- -------------- -------------- ----------------- ------------
                                                                                          TOTAL SHARES
                                                                                             OWNED
                                                                                             AFTER
                                             TOTAL                                          OFFERING
                                             SHARES          PERCENT        SHARES       (ASSUMES SALE       PERCENT
                                             OWNED            OWNED         OFFERED      OF ALL SHARES        OWNED
                                             BEFORE          BEFORE           FOR           OFFERED           AFTER
NAME OF SELLING STOCKHOLDER                 OFFERING        OFFERING        RESALE        FOR RESALE)       OFFERING
--------------------------------------- ----------------- -------------- -------------- ----------------- ------------

Lindsay A. Rosenwald, M.D. (5) (15)            1,215,945      16.9%             45,797         1,170,148      16.2%
--------------------------------------- ----------------- -------------- -------------- ----------------- ------------
Wayne Rothbaum                                    50,000        *               50,000                 0        *
--------------------------------------- ----------------- -------------- -------------- ----------------- ------------
Wayne L. Rubin (5) (16)                           41,206        *                7,852            33,624        *
--------------------------------------- ----------------- -------------- -------------- ----------------- ------------
David W. Ruttenberg  (17)                         21,341        *               16,000             5,341        *
--------------------------------------- ----------------- -------------- -------------- ----------------- ------------
David Tanen (5)                                      981        *                  981                 0        *
--------------------------------------- ----------------- -------------- -------------- ----------------- ------------
Techvest, LLC (18)                                 1,750        *                1,750                 0        *
--------------------------------------- ----------------- -------------- -------------- ----------------- ------------
Michael S. Weiss (19)                             67,174      1.0%               7,852            59,322        *
--------------------------------------- ----------------- -------------- -------------- ----------------- ------------
Jonathan M. Young  (20)                           45,460        *               25,000            20,460        *
--------------------------------------- ----------------- -------------- -------------- ----------------- ------------
* Indicates less than one percent

FOOTNOTES TO SELLING STOCKHOLDERS TABLE:

(1) Includes 50,000 shares of common stock and 50,000 shares of common stock issuable on exercise of warrants acquired in the private placement, which shares are offered in this prospectus. Also includes 42,735 shares of common stock, which shares are not offered in this prospectus, issuable on conversion of 2,000 shares of Series A preferred stock (each share of Series A preferred stock converts into approximately 21.37 shares of common stock).

(2) Includes 981 shares of common stock issuable on exercise of warrants acquired in connection with the private placement, which shares are offered in this prospectus. Also includes 1,237 shares of common stock issuable on exercise of warrants acquired in connection with other offerings, which shares are not offered in this prospectus. Ms. Fischer was formerly an employee of Paramount Capital, Inc. See footnote (5) for a description of Paramount Capital.

(3) Includes 225,000 shares of common stock and 225,000 shares of common stock issuable on exercise of warrants acquired in the private placement, and 100,000 shares of common stock issuable on exercise of warrants acquired in connection with the private placement, which shares are offered in this prospectus. Also includes 100,000 shares of common stock and 160,000 shares of common stock issuable on exercise of warrants acquired in or in connection with other offerings, which shares are not offered in this prospectus. Also includes 64,102 shares of common stock, which shares are not offered in this prospectus, issuable on conversion of 3,000 shares of Series A preferred stock (each share of Series A preferred stock converts into approximately 21.37 shares of common stock). We have a consulting agreement with Mr. Fried to provide services, including financing related services. Under this agreement, Mr. Fried received warrants to purchase 150,000 shares of common stock, of which 100,000 are offered in this prospectus and described above.

(4) Includes 75,000 shares of common stock and 75,000 shares of common stock issuable on exercise of warrants acquired in the private placement, which shares are offered in this prospectus. Also includes 106,837 shares of common stock, which shares are not offered in this prospectus, issuable on conversion of 5,000 shares of Series A preferred stock (each share of Series A preferred stock converts into approximately 21.37 shares of common stock).

(5) Employee of Paramount Capital, Inc. Paramount Capital has acted as finder or placement agent in connection with several of our financings, including the private placement. We have an introduction agreement with Paramount Capital to act as our non-exclusive financial advisor. All Paramount Capital officers or employees to whom we issued warrants in connection with the private placement received them in connection with the introduction agreement.

(6) Includes 32,050 shares of common stock issuable on exercise of warrants acquired in connection with the private placement, which shares are offered in this prospectus. Also includes 44,747 shares of common stock issuable on exercise of warrants acquired in connection with other offerings, which shares are not offered in this prospectus. Mr. Katzmann is a managing director of Paramount Capital.

(7) Includes 25,000 shares of common stock and 25,000 shares of common stock issuable on exercise of warrants acquired in the private placement, which shares are offered in this prospectus. Also includes 5,341 shares of common stock, which shares are not offered in this prospectus, issuable on conversion of 250 shares of Series A preferred stock (each share of Series A preferred stock converts into approximately 21.37 shares of common stock).

(8) Includes 981 shares of common stock issuable on exercise of warrants acquired in connection with the private placement, which shares are offered in this prospectus. Also includes 1,250 shares of common stock and 3,678 shares of common stock issuable on exercise of warrants acquired in connection with other offerings, which shares are not offered in this prospectus.

(9) Includes 6,250 shares of common stock and 6,250 shares of common stock issuable on exercise of warrants acquired in the private placement, which shares are offered in this prospectus. Also includes 5,200 shares of common stock, which shares are not offered in this prospectus.

(10) Includes 39,375 shares of common stock issuable on exercise of warrants acquired in connection with the private placement, which shares are offered in this prospectus. Also includes 102,123 shares of common stock issuable on exercise of warrants acquired in connection with other offerings, which shares are not offered in this prospectus.

(11) Includes 12,500 shares of common stock and 12,500 shares of common stock issuable on exercise of warrants acquired in the private placement, which shares are offered in this prospectus. Also includes 5,341 shares of common stock, which shares are not offered in this prospectus, issuable on conversion of 250 shares of Series A preferred stock (each share of Series A preferred stock converts into approximately 21.37 shares of common stock).

(12) Includes 100,000 shares of common stock and 100,000 shares of common stock issuable on exercise of warrants acquired in the private placement, and 10,000 shares of common stock issuable on exercise of warrants acquired in connection with the private placement, which shares are offered in this prospectus. Also includes 32,000 shares of common stock, which shares are not offered in this prospectus.

(13) Includes 47,918 shares of common stock issued on exercise of stock options, which shares are offered in this prospectus. Also includes 316,236 shares of common stock issuable on exercise of stock options, which shares are not offered in this prospectus. Mr. Quilty is our Chairman of the Board, Chief Executive Officer and President.

(14) Dr. Rogers is the President of Paramount Capital Investments, Inc., an affiliate of Paramount Capital, Inc.

(15) Includes 45,797 shares of common stock issuable on exercise of warrants acquired in connection with the private placement, which shares are offered in this prospectus. Also includes 714,168 shares of common stock and 242,306 shares of common stock issuable on exercise of warrants acquired in or in connection with other offerings, which shares are not offered in this prospectus. Also includes 213,674 shares of common stock, which shares are not offered in this prospectus, issuable on conversion of 10,000 shares of Series A preferred stock (each share of Series A preferred stock converts into approximately 21.37 shares of common stock). Does not include 44,075 warrants issuable to Paramount Capital, Inc. or its designees in connection with a private placement which terminated on April 30, 1999. Dr. Rosenwald is the Chairman of the Board and sole stockholder of Paramount Capital. Dr. Rosenwald shares voting and investment power as to 1,007,750 of the 1,215,945 shares set forth in the column "Total shares owned before offering," with the following persons:
             o  RAQ, LLC (as to 358,245 shares),
             o  Paramount Capital Asset Management, Inc. (as to 649,505 shares),
             o  The Aries Trust (as to 445,048 shares), and
             o  Aries Domestic Fund (as to 204,457 shares).
       Dr. Rosenwald is the President of RAQ, LLC, and is the President, Chairman of the Board and sole shareholder of Paramount Capital Asset Management, Inc., which is the investment manager of The Aries Trust and the general partner of Aries Domestic Fund. Dr. Rosenwald and Paramount Capital Asset Management disclaim beneficial ownership of the securities held by The Aries Trust and Aries Domestic Fund, except to the extent of their pecuniary interest, if any. The amount for Dr. Rosenwald does not include any shares beneficially owned by employees of Paramount Capital, Inc. or Paramount Capital Investments, of which Dr. Rosenwald is the Chairman of the Board and President.

(16) Includes 7,852 shares of common stock issuable on exercise of warrants acquired in connection with the private placement, which shares are offered in this prospectus. Also includes 4,319 shares of common stock and 29,035 shares of common stock issuable on exercise of warrants acquired in connection with other offerings, which shares are not offered in this prospectus.

(17) Includes 8,000 shares of common stock and 8,000 shares of common stock issuable on exercise of warrants acquired in the private placement, which shares are offered in this prospectus. Also includes 5,341 shares of common stock, which shares are not offered in this prospectus, issuable on conversion of 250 shares of Series A preferred stock (each share of Series A preferred stock converts into approximately 21.37 shares of common stock).

(18) Represents shares of common stock issuable upon exercise of warrants issued in connection with an introduction agreement, which shares of common stock are offered in this prospectus. Techvest had the non-exclusive right to introduce prospective investors to us.

(19) Includes 7,852 shares of common stock issuable on exercise of warrants acquired in connection with the private placement, which shares are offered in this prospectus. Also includes 12,925 shares of common stock, 29,035 shares of common stock issuable on exercise of warrants acquired in connection with other offerings, and 16,669 shares issuable on exercise of stock options, which shares are not offered in this prospectus. Mr. Weiss was a member of our board of directors from June 1996 until April 1999. He was Senior Managing Director of Paramount Capital, Inc. until April 1999. See footnote (5) for a description of Paramount Capital.

(20) Includes 12,500 shares of common stock and 12,500 shares of common stock issuable on exercise of warrants acquired in the private placement, which shares are offered in this prospectus. Also includes 20,460 shares of common stock, which shares are not offered in this prospectus.

                              PLAN OF DISTRIBUTION

        We have registered the shares on behalf of the selling stockholders. We are bearing all costs relating to the registration of the shares, other than fees and expenses, if any, of counsel or other advisors to the selling stockholders. Any commissions, discounts, or other fees payable to broker-dealers in connection with any sale of the shares will be borne by the selling stockholders. The selling stockholders may offer their shares at various times in one or more of the following transactions, or in other kinds of transactions:

                o       transactions on the Nasdaq SmallCap Market;

                o in private transactions other than through the Nasdaq SmallCap Market; in connection with short sales of Palatin shares; by pledge to secure debts and other obligations;

                o in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions;

                o       in standardized or over-the-counter options; or

                o       in a combination of any of the above transactions.

        The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance on Rule 144 under the Securities Act, if they meet the criteria and conform to the requirements of that Rule.

           The selling stockholders may sell their shares at quoted market prices, at prices based on quoted market prices, at negotiated prices or at fixed prices. The selling stockholders may use broker-dealers to sell their shares. If this happens, broker-dealers may either receive discounts or commissions from the selling stockholders, or they may receive commissions from purchasers of shares for whom they acted as agents.

           The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of shares may be "underwriters" within the meaning of the Securities Act. Any commissions received by broker-dealers or agents on the sales and any profit on the resale of shares purchased by broker-dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act.

           Under the rules and regulations of the SEC, any person engaged in the distribution or the resale of our shares may not simultaneously buy, bid for or attempt to induce any other person to buy or bid for our common stock in the open market for a period of two business days prior to the commencement of the distribution. The rules and regulations under the Securities Exchange Act of 1934 may limit the timing of purchases and sales of shares of our common stock by the selling securityholders.

                                  LEGAL MATTERS

           The legality of the shares of common stock offered in this prospectus has been passed upon by our counsel, Graham & James LLP, New York, New York. Certain members of Graham & James LLP have been granted options under our 1996 stock option plan to purchase an aggregate of 12,500 shares of common stock at an exercise price of $8.00 per share, which options are immediately exercisable and expire on January 3, 2007, and an option to purchase 5,000 shares of common stock at an exercise price of $6.00 per share, which option is partially exercisable and expires on January 21, 2008.






                                     EXPERTS

           The audited consolidated financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said report, which includes an explanatory paragraph with respect to the uncertainty regarding our ability to continue as a going concern as discussed in Note 2 to our financial statements.

--------------------------------------------------------------------------------
This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information or representations contained in this prospectus. We have not authorized anyone to provide information other than that provided in this prospectus. We have not authorized anyone to provide you with any information that is different. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.





                                    2,181,018

                             SHARES OF COMMON STOCK


                               [GRAPHIC OMITTED]



                           PALATIN TECHNOLOGIES, INC.






                                   PROSPECTUS

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

           The registrant will bear all expenses, estimated at $68,000, incurred in connection with the registration of the shares offered in this registration statement under the Securities Act of 1933 and qualification or exemption of the registered shares under state securities laws for the named selling stockholders. The selling stockholders will pay all underwriting discounts and selling commissions applicable to the sale of registered shares.



         SEC registration fees                                       $2,691

         Blue sky fees and expenses*                                $10,000

         Costs of printing and engraving*                            $3,000

         Legal fees and expenses*                                   $43,000

         Accounting fees and expenses*                               $5,000

         Miscellaneous*                                              $4,309
                                                                    -------
                                           TOTAL                    $68,000
           *Estimated.



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

           Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or serving at the request of the corporation in similar capacities, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action or suit by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court having jurisdiction shall determine that such person is fairly and reasonably entitled to indemnity.


           Article V, Section 3 of the registrant's certificate of incorporation provides that to the fullest extent permitted by the Delaware General Corporation Law, no director of the registrant shall be personally liable to the registrant or its stockholders for monetary damages for breach of a fiduciary duty as a director.

           Article VI of the registrant's certificate of incorporation provides that the registrant shall make the indemnification permitted under Section 145 of the Delaware General Corporation Law, as summarized above, but only (unless ordered by a court) upon a determination by a majority of a quorum of disinterested directors, by independent legal counsel in a written opinion, or by the stockholders, that the indemnified person has met the applicable standard of conduct. Article VI further provides that the registrant may advance expenses for defending actions, suits or proceedings upon such terms and conditions as the registrant's Board of Directors deems appropriate, and that the registrant may purchase insurance on behalf of indemnified persons whether or not the registrant would have the power to indemnify such persons under Section 145 the Delaware General Corporation Law.

           The registrant's bylaws contain substantially the same indemnification provisions as the registrant's certificate of incorporation, summarized above.

           The registrant's employment agreement with Edward J. Quilty requires the registrant to indemnify and advance expenses to Edward J. Quilty, the registrant's Chairman of the Board, President and Chief Executive Officer, to the fullest extent permitted under Section 145 of the Delaware General Corporation Law.

           The agreement with the selling stockholders pursuant to which the registrant has filed the registration statement provides that the registrant will indemnify each selling stockholder (including control persons, officers, directors and constituent partners of the selling stockholder), and each selling stockholder will indemnify the registrant (including control persons, officers and directors) against certain liabilities which might arise from the registration of the registered shares. The indemnifications may cover liabilities arising under the Securities Act. The obligation of each selling stockholder to indemnify the registrant or its affiliates is limited to liabilities based on written information which the selling stockholder provides to the registrant for inclusion in the registration statement.

           The registrant has obtained a directors' and officers' liability insurance policy which covers, among other things, certain liabilities arising under the Securities Act.


ITEM 16.  EXHIBITS.
                                    EXHIBITS


        The following exhibits are filed with this registration statement, or incorporated by reference as noted:

        2.1 Agreement and Plan of Reorganization dated as of April 12, 1996 by and between Interfilm, Inc., Interfilm Acquisition Corp. and RhoMed Incorporated; incorporated by reference to Exhibit 2.1 of the registrant's Form 8-K dated June 25, 1996, filed with the Commission on July 10, 1996.

        2.2 Waiver and Consent dated as of June 24, 1996, between Interfilm, Inc., Interfilm Acquisition Corp. and RhoMed Incorporated; incorporated by reference to Exhibit 2.2 of the registrant's Form 10-KSB annual report for the period ended June 30, 1996, filed with the Commission on September 27, 1996.

        4.1 Specimen certificate for common stock; incorporated by reference to Exhibit 4.1 of the registrant's Form 8-K dated July 19, 1996, filed with the Commission on August 9, 1996.

        5.1 Opinion of Graham & James LLP, counsel to the registrant, re legality.*

        10.40 Form of Warrant dated as of December 31, 1998, between the registrant and certain purchasers, incorporated by reference to
                Exhibit 10.40 of the registrant's report on Form 10-QSB for the quarter ended December 31, 1998, filed with the Commission on February 16, 1999.

        10.41 Form of Stock Purchase Agreement dated as of December 31, 1998, between the registrant and certain purchasers, incorporated by reference to Exhibit 10.41 of the registrant's report on Form 10-QSB for the quarter ended December 31, 1998, filed with the Commission on February 16, 1999.

        10.42 Registration Rights Agreement dated as of December 31, 1998, between the registrant and certain purchasers, incorporated by reference to Exhibit 10.42 of the registrant's report on Form 10-QSB for the quarter ended December 31, 1998, filed with the Commission on February 16, 1999.

        23.1    Consent of Graham & James LLP. (Included in Exhibit 5.1.)*

        23.2    Consent of Arthur Andersen LLP.**

        24.1    Power of Attorney (included on the signature page hereof).*

        27 Financial Data Schedule; incorporated by reference and previously filed as an exhibit to the registrant's report on Form 10-QSB for the quarter ended December 31, 1998, filed with the Commission on February 16, 1999.

                *Previously filed.
                **Filed with this Amendment No. 1.



ITEM 17. UNDERTAKINGS.


           The registrant will:


           (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

                (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                (iii) include any additional or changed material information on the plan of distribution; provided, however, that paragraphs (1)(i) and (1)(ii) will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

           (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering thereof.

           (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


       Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on May 5, 1999.



PALATIN TECHNOLOGIES, INC.



By:  /s/ Edward J. Quilty
     --------------------------
     Edward J. Quilty
     Chairman of the Board, President
     and Chief Executive Officer

                                POWER OF ATTORNEY


       We, the undersigned officers and directors of Palatin Technologies, Inc., severally constitute Edward J. Quilty and Stephen T. Wills, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, Amendment No. 1 to the registration statement on Form S-3 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable Palatin Technologies, Inc. to comply with all requirements of the Securities and Exchange Commission.

       Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.




SIGNATURE                          TITLES                             DATE



/s/ Edward J. Quilty
---------------------    Chairman of the Board, President           May 5, 1999
Edward J. Quilty         and Chief Executive Officer
                         (principal executive officer)


 /s/ Carl Spana
---------------------    Executive Vice President and Director      May 5, 1999
Carl Spana



/s/ Charles L. Putnam
---------------------    Executive Vice President and Director      May 5, 1999
Charles L. Putnam



 /s/ Stephen T. Wills
---------------------    Vice President and Chief Financial         May 5, 1999
Stephen T. Wills         Officer (principal financial and
                         accounting officer)


  *
----------------------   Director                                   May 5, 1999
James T. O'Brien

  *
-----------------------  Director                                   May 5, 1999
John K.A. Prendergast



  *
------------------------ Director                                   May 5, 1999
Robert G. Moussa



  *
------------------------ Director                                   May 5, 1999
Robert K. deVeer, Jr.



*By: /s/ Edward J. Quilty
     ---------------------
     as attorney-in-fact